Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Appoints Michael A. Doyle to Board of Directors

EXTON, PA - (PR Newswire - First Call) - November 18, 2008) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced the appointment of Michael A. Doyle as a director. Mr. Doyle has spent the last 25 years as a key executive for Comcast Corporation (NASDAQ: CMCSA) where he was most recently the president of the largest division of the multi-billion dollar Comcast Cable group representing over 18,000 employees.

Mr. Doyle was recently recognized by the National Cable Television Association with induction into its prestigious Cable Pioneers organization. Cable Pioneers is comprised of the cable industry’s most notable visionaries and leaders. He has served as chairman of the management board for New England Cable News and serves on the board of the Pennsylvania Cable Network. Mr. Doyle has received the Distinguished Communications Award for Excellence in Journalism from the International Association of Business Communicators. In addition, he is chairman of the Mommy’s Light Lives on Fund, a children’s non-profit organization. Mr. Doyle received his bachelor of arts from Drew University where he is also a member of the Drew University Athletic Hall of Fame.

Andrew Hidalgo, Chairman and CEO of WPCS International Incorporated commented, “We are very pleased to have Mike join our board of directors. Throughout his illustrious career at Comcast Corporation, he has been a significant contributor to the growth of the company. Today, Comcast Corporation is the largest provider of cable services in the U.S. and one of the world’s leading communication companies. Mike has an outstanding reputation for his business acumen, strong operational skills, creative ability and intuition. Here at WPCS, his leadership and vision will be a valuable asset in the areas of business development, brand identity and acquisition strategy. I look forward to his involvement as we continue to focus on building shareholder value.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com